U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 3

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,

Section 17(a) of the Public Utility Holding Company Act of 1935 or Section

30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person

Mary Grace Maddoux

2290 Springlake Drive

Dallas, Texas 75234

(972) 484-3900

2. Date of Event Requiring Statement (Month/Day/Year)

11/5/99

3. I.R.S. Identification Number of Reporting Person, if an Entity

(Voluntary)

4. Issuer Name and Ticker or Trading Symbol

Ansel Project, Inc. (no trading symbol)

5. Relationship of Reporting Person to Issuer (Check all applicable)

[__] Director [X] 10% Owner [__] Officer (Give title below) [__] Other (Specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check applicable line)

[X] Form filed by One Reporting Person

[__] Form Filed by More than One Reporting Person

Table I Non-Derivative Securities Beneficially Owned

1. Title of Security (Instr. 4)	2. Amount of Securities Beneficially Owned (Instr. 4)	3. Ownership Form: Direct (D) or Indirect (I) (Instr. 5)	4. Nature of Indirect Beneficial Ownership (Instr.5)
Common Stock	850,000	I	Beneficiary of Shareholder in trust of Purchaser, USA Radio.com
_________________	_______________	__________________	______________________

Table II Derivative Securities Beneficially Owned

(e.g., puts, calls, warrants, options, convertible securities)

1.Title of Derivative Security (Instr. 4)	2.Date Exercisable and Expiration Date (Month, Day, Year)	3.Title and Amount of Securities Underlying Derivative Security (Instr. 4)	4.Conversion or Exercise Price of Derivative Security	5.Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr.5)	6.Nature of Indirect Beneficial Ownership (Instr.5)
	___________	___________
	Date Exercisable	Expiration Date	Title	Amount or Number of Shares
__________	________	________	________	________	________
Not applicable
__________	________	________	________	________	________

__________	________	________	________	________	________

Explanation of Responses:

**SIGNATURE OF REPORTING PERSON

/s/ Robert Marlin Maddoux

FOR:USA Radio.com, Inc.

Dated: 11/5/99

**Intentional misstatements or omissions of facts constitute Federal Criminal

Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).